EXECUTIVE TRANSITION AND SEPARATION AGREEMENT

This Executive Transition and Separation Agreement (the "Agreement") by and between Anna Brunelle ("Executive") and Ouster, Inc., a Delaware corporation (the "Company"), is made effective as of the date Executive signs this Agreement (the "Effective Date") with reference to the following facts:

A. Executive and the Company entered into an offer letter dated August 27, 2020 (the "Offer Letter"), following which Executive became an employee and officer of the Company.

B. Executive and the Company entered into the Indemnification and Advancement Agreement effective as of March 11, 2021 (the "Indemnification Agreement"), pursuant to which Executive is entitled to indemnification from the Company upon certain events.

C. On November 4, 2022, the Company entered into the Agreement and Plan of Merger with, among others, Velodyne Lidar, Inc. ("Velodyne") pursuant to which Velodyne became a wholly owned subsidiary of the Company as of February 9, 2023 (the "Closing Date").

D. As of the Closing Date, Executive ceased serving as an officer of the Company and transitioned to a non-officer employee of the Company.

E. Executive has agreed to remain employed by the Company as an Advisor through the Termination Date (as defined below) to provide advisory services to the Company on an as-needed basis.

F. Executive and the Company now desire to set forth the terms and conditions of Executive's continued employment with the Company and future separation from the Company in order to end their employment relationship amicably.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Separation. Executive and the Company acknowledge and agree that Executive's status as an employee of the Company shall continue for a specified term, which shall end effective as of the earliest of (a) May 17, 2023 (the "Planned Termination Date"), (b) the date the Company terminates Executive's employment for Cause (as defined in the Offer Letter) or (c) the date Executive voluntarily resigns Executive's employment for any reason (the earliest such date, the "Termination Date"). Executive acknowledges and agrees that Executive's status as an officer of the Company, and as a director and/or officer of each of its subsidiaries, ended effective as of the Closing Date. Executive hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the termination of Executive's status as an officer of the Company and as a director and/or officer of each of its subsidiaries as of the Closing Date, *provided* that such documents shall not be inconsistent with any of the terms of this Agreement.

2. Continued Employment.

(a) *Employment Period; Duties*. During the period (the "Employment Period") commencing on Closing Date and ending on the Termination Date, Executive shall remain employed by the Company as an Advisor reporting to the Chief Executive Officer of the Company. During the Employment Period, Executive shall provide transition services (the "Transition Services") on an as-requested and as-needed basis in Executive's areas of

expertise and work experience and responsibility. The Transition Services shall be provided by telephone or videoconference.

(b) *Salary and Benefits Continuation.* During the Employment Period, Executive will continue to be paid base salary at the rate in effect on the date of this Agreement in accordance with the Company's regular payroll procedures, be eligible for all employee benefit plans available to senior executives of the Company. Executive shall not accrue vacation and shall not be eligible for any bonus during the Employment Period. All payments made to Executive during the Employment Period will be subject to required withholding taxes and authorized deductions.

(c) *Equity Awards.* During the Employment Period, Executive's equity awards shall continue to vest based on Executive's continued employment with the Company.

(d) *Protection of Information.* Executive reaffirms Executive's commitment to remain in compliance with the Confidential Information and Invention Assignment Agreement Executive entered into with the Company on August 27, 2020 (the "Confidentiality Agreement"). Without limiting the foregoing, Executive acknowledges and agrees that, during the Employment Period, Executive shall not, directly or indirectly, become employed by or provide assistance to any competitor of the Company.

3. Final Paycheck. As soon as administratively practicable on or after the Termination Date, the Company will pay Executive all accrued but unpaid base salary and all accrued and unused vacation earned through the Termination Date, subject to standard payroll deductions and withholdings. The Company will also reimburse Executive for all outstanding expenses incurred prior to the Termination Date which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documenting such expenses. Executive is entitled to these payments regardless of whether Executive executes this Agreement.

4. Separation Payments and Benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to (i) this Agreement becoming effective and irrevocable, (ii) the Termination Date occurring as of the Planned Termination Date, (iii) Executive's delivery to the Company of a copy of the General Release of Claims attached hereto as Exhibit A (the "Release of Claims") that is signed by Executive on or after the Termination Date and becomes effective and irrevocable within 30 days following the Termination Date, and (iv) Executive's not being in breach of the Confidentiality Agreement, to provide Executive the severance benefits set forth below. Specifically, the Company and Executive agree as follows:

(a) *Separation Payment.* An amount equal to the sum of: (1) $243,750.00, which represents 9 months of Executive's base salary at the rate in effect as of the Closing Date, (2) $101,563.00, which constitutes Executive's target bonus opportunity for the 2023 calendar year as in effect immediately prior to the Closing Date, and (3) $18,000.00, which is an estimate of 9 months of COBRA premiums based on the health coverage in effect for Executive and Executive's dependents as in effect immediately prior to the Effective Date ((1) – (3) collectively, the "Separation Payment"), with the Separation Payment to be paid in a single cash lump sum within 30 days after the Release of Claims becomes effective and irrevocable; and

(b) *Equity Awards.* The vesting of each unvested equity award held by Executive as of immediately prior to the Termination Date shall accelerate in full as of the date the Release of Claims becomes effective and irrevocable.

(c) *Tax Withholding*. Executive acknowledges that the amounts paid and benefits provided to Executive under this Section 4 shall be subject to required withholding taxes.

(d) *Sole Separation Benefit*. Executive agrees that the payments provided by this Section 4 are not required under the Company's normal policies and procedures and are provided as a severance solely in connection with this Agreement and the Release of Claims. Executive acknowledges and agrees that the payments referenced in this Section 4 constitute adequate and valuable consideration, in and of itself, for the promises contained in this Agreement and the Release of Claims.

5. Full Payment. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of Executive's employment with the Company and the termination thereof. Executive further acknowledges that, other than the Confidentiality Agreement, the Indemnification Agreement and the agreements evidencing Executive's equity awards (as modified under Section 4(b) hereof) and as explicitly set forth in Section 13 hereof, this Agreement shall supersede each agreement entered into between Executive and the Company regarding Executive's employment, including, without limitation, the Offer Letter, any employment agreement, bonus plan or arrangement, severance and/or change in control agreement, and each such agreement shall be deemed terminated and of no further effect as of the Effective Date.

6. Executive's Release of the Company. Executive understands that by agreeing to the release provided by this Section 6, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its directors, officers, employees, investors or other agents for any reason whatsoever based on anything that is the subject of this release and that has occurred as of the date Executive signs this Agreement.

(a) *Released Claims*. On behalf of Executive and Executive's heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the "Releasees" hereunder, consisting of the Company and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called "Claims"), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive's hire, employment, remuneration or termination by the Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; The Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as

amended, Cal. Gov't Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102; the California WARN Act, California Labor Code §§ 1400 et. seq; California Labor Code §§ 1102.5(a),(b); Claims for wages under the California Labor Code and any other federal, state or local laws of similar effect; the employment and civil rights laws of California; Claims for breach of implied or express contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, slander, defamation, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney's fees.

(b) *Excluded Claims.* Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers' compensation insurance benefits under the terms of any worker's compensation insurance policy or fund of the Company;

(iii) Claims to continued participation in certain of the Company's group benefit plans pursuant to the terms and conditions of COBRA;

(iv) Claims to accrued but unpaid base salary or any benefit entitlements vested as the date Executive signs this Agreement, pursuant to written terms of any Company or affiliate employee benefit plan, program, or policy, including to vested equity awards;

(v) Claims for indemnification under the Indemnification Agreement, the Company's Bylaws or other organizational documents, applicable directors' and officers' insurance coverage, or any applicable law;

(vi) Executive's right to enforce the terms of this Agreement; and

(vii) Executive's right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; *provided, however*, that Executive does release Executive's right to secure any damages for alleged discriminatory treatment.

(c) EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY."

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

7. Transition; Company Property; Verification of Employment. Executive and the Company further agree that:

(a) *Transition.* Each of the Company and Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive's duties to other executive(s) of the Company.

(b) *Return of Company Property.* On or within 10 days after the Effective Date, Executive shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which Executive had in Executive's possession, custody or control as of the Effective Date. Notwithstanding the foregoing, Executive shall be entitled to retain the Company-owned laptop issued to Executive, *provided*, that Executive first returns the laptop to the Company in accordance with the preceding sentence so that all Company software and proprietary information can be removed.

(c) *Verification of Employment.* Any inquiries regarding Executive's employment with the Company shall be directed to the Company's Vice President of Human Resources who, during the Employment Period, will verify Executive's employment status, title and that Executive reports to the Company's Chief Executive Officer and after the Termination Date will verify the period of employment and Executive's title and reporting relationship as of the Termination Date.

8. Executive Representations. Executive warrants and represents that (a) Executive has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on Executive's behalf, Executive will immediately cause it to be withdrawn and dismissed, (b) Executive has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in this Agreement, (c) Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

9. No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys' fees and costs. In the event of Executive's death, this Agreement shall inure to the benefit of Executive and Executive's executors, administrators, heirs, distributees, devisees, and legatees. None of Executive's rights or obligations may be assigned or transferred by Executive, other than Executive's rights to payments hereunder, which may be transferred only upon Executive's death by will or operation of law.

10. Non-Solicitation. Without limiting the Confidentiality Agreement, Executive hereby agrees that Executive shall not, at any time within the 1 year period immediately following the Termination Date, directly or indirectly, either for Executive or on behalf of any other person, recruit or otherwise solicit or induce any employee or consultant of the Company to terminate its employment or arrangement with the Company, or otherwise change its relationship with the Company. Notwithstanding the foregoing, nothing herein shall prevent Executive from directly or indirectly hiring any individual who submits a resume or otherwise applies for a position in response to a publicly posted job announcement or otherwise applies for employment with any person with whom Executive may be associated absent any violation of Executive's obligations pursuant to the preceding sentence.

11. Non-Disparagement.

(a) *Non-Disparagement*. Executive agrees that Executive shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately. The Company agrees that it shall not, and shall instruct its officers and directors to not, disparage, criticize or defame Executive, either publicly or privately. Nothing in this Section 11(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency, or any statement otherwise required by law.

(b) *Breaches*. The Parties agree and acknowledge that: (i) this Section is a material term of this Agreement, the absence of which would have resulted in the Company refusing to enter into this Agreement.

12. Governing Law; Dispute Resolution.

(a) *Governing Law*. This Agreement shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California, without giving effect to any principles of conflicts of law, whether of the State of California or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

(b) *Dispute Resolution*. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that, except as excluded herein, any and all controversies, claims and disputes arising out of or relating to this Agreement, including any alleged violation of its terms or otherwise arising out of the parties' relationship, shall be resolved solely and exclusively by final and binding arbitration held in Santa Clara County, California through JAMS in conformity with California law and the then-existing JAMS employment arbitration rules, which can be found at https://www.jamsadr.com/rules-employment-arbitration/. The Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. shall govern the interpretation and enforcement of this arbitration clause. All remedies available from a court of competent jurisdiction shall be available in the arbitration; provided, however, in the event of a breach of the Confidentiality Agreement, the Indemnification Agreement, and/or Sections 10 and/or 11 the Company may request relief from a court of competent jurisdiction if such relief is not available or not available in a timely fashion through arbitration as determined by the Company. The arbitrator shall: (i) provide adequate discovery for the resolution of the dispute; and (ii) issue a written arbitration decision, to include the arbitrator's essential findings and conclusions and a statement of the award. The arbitrator shall award the prevailing party attorneys' fees and expert fees, if any. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under the Confidentiality Agreement,

the Indemnification Agreement, and/or Sections 10 and/or 11, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to seek injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of the Confidentiality Agreement, the Indemnification Agreement, and/or Sections 10 and/or 11, none of the parties shall raise the defense, without a good faith basis for raising such defense, that there is an adequate remedy at law. Executive and the Company understand that by agreement to arbitrate any claim, they will not have the right to have any claim decided by a jury or a court but shall instead have any claim decided through arbitration. Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities, except as may be prohibited by applicable law.

13. Miscellaneous. This Agreement, collectively with the Confidentiality Agreement, the Indemnification Agreement and the agreements evidencing Executive's equity awards, comprises the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof, including, without limitation, the Offer Letter. Executive acknowledges that there are no other agreements, written, oral or implied, and that Executive may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

14. Company Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.

15. Maintaining Confidential Information. Executive reaffirms Executive's obligations under the Confidentiality Agreement. For the avoidance of doubt, nothing in this Agreement or the Confidentiality Agreement will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that Executive may not disclose information of Group, the Company or any of their affiliates that is protected by the attorney-client privilege, except as otherwise required by law. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in the Confidentiality Agreement or this Agreement: (i) Executive will not be in breach of the Confidentiality Agreement or this Agreement, and will not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive's attorney, and may use the trade secret information in the court

proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

16. Executive's Cooperation. After the Termination Date, Executive shall cooperate with the Company and its affiliates, upon the Company's reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive's duties and responsibilities to the Company or its affiliates during Executive's employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company's reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive's possession during Executive's employment); *provided*, *however*, that any such request by the Company shall not be unduly burdensome or interfere with Executive's personal schedule or ability to engage in gainful employment.

(Signature page(s) follow)

IN WITNESS WHEREOF, the undersigned have caused this Executive Transition and Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: Feb 27, 2023

Anna Brunelle

DATED: ________________

OUSTER, INC.

By: ______________________________

Name:

Title:

[Signature page to Ouster, Inc. – Executive Transition and Separation Agreement]